Exhibit 10.2

Final: 22 July, 2004

Subject to Contract/Contract Denied

Dated 22 July, 2004

MERRION PHARMACEUTICALS, INC

MICHAEL McKENNA

SERVICE AGREEMENT

A&L GOODBODY

International Financial Services Centre

North Wall Quay

Dublin 1

22 July, 2004

To:	Michael McKenna

1611 Dijon Drive

Wilmington, NC 28405

United States of America

Dear Michael,

This letter (hereinafter the Agreement) sets out the terms of your position as Chief Executive Officer of Merrion Pharmaceuticals, Inc. (the Company):

1.	Duties

1.1.	You shall serve the Company and any subsidiary undertakings of the Company and/or any holding company of the Company and/or any subsidiary undertakings of such holding company for the time being (together the Group) upon and subject to the terms and conditions hereinafter contained until your appointment hereunder is terminated as hereinafter provided.

2.	Responsibilities

2.1.	You shall perform the duties and be entitled to exercise the powers which are from time to time assigned to you or vested in you by the Company and its Board of Directors (which may from time to time include carrying out such duties as the Board of Directors may from time to time direct) whether or not such duties shall be of a nature normally performed by an employee holding your position, but subject to the foregoing you shall be responsible for overall management and operation of the Company.

2.2.	Subject as herein provided you shall, unless prevented by illness, devote all of your business time and attention to your duties and to the business of the Group, and shall well and faithfully serve and use your best endeavours to promote the interests of the Group at all times, and shall not knowingly do, or omit to do, or permit or suffer anything to be done or omitted, to the prejudice, loss or injury of the Group.

3.	Commencement Date

The effective date of commencement of employment is 1 April, 2004.

4.	Remuneration and financial matters

4.1.	Your salary will be US$210,000 per annum payable monthly in arrears into your nominated bank account or by cheque, after the deduction of payroll and other lawful or authorised deductions.

4.2.	The Company will pay 75% of the premium of a life insurance policy (reasonably approved by the Board of Directors) for three times your base salary.

4.3.	The Company will pay 75% of the premium for long term disability insurance (reasonably approved by the Board of Directors) which provides a benefit to you of 60% of your base salary.

4.4.	In the event that you require family coverage for health insurance, the Company will pay 75% of the premium cost for family coverage for health insurance on terms reasonably acceptable to the Board of Directors, or, if you elect not to obtain health insurance through the Company, the Company will reimburse you for health insurance coverage up to the equivalent of the 75% premium cost for family coverage under the Company’s plan.

4.5.	The Company intends to either a 401k or SEP retirement plan to allow for pre-tax contributions for retirement.

4.6.	This salary will be reviewed annually by the Board of Directors of the Company. Any increase in salary will not affect the remainder of the terms of this Agreement which shall remain in full force and effect notwithstanding such increase.

4.7.	The Company may in its discretion pay you such bonus or bonuses as the Board of Directors or any duly appointed remuneration committee established by the Board of Directors (Remuneration Committee) may from time to time in its absolute discretion determine.

4.8.	The Company intends to establish a share option scheme on such terms, subject to such qualification requirements and to such levels as the Remuneration Committee or Board of Directors may determine and give you an entitlement to partake in that on similar terms to other employees.

4.9.	In addition to the foregoing, as of the date of this Agreement you will be entitled to subscribe at par for and purchase shares of common stock of the Company representing 6% of the issued stock of the Company on a fully diluted basis, as more fully set out in the terms of a restricted stock agreement containing terms consistent with this Agreement and otherwise acceptable to you and the Company. The number of shares of restricted stock subject to purchase by you will be measured based on the amounts of issued stock (on a fully diluted basis) following the proposed Series B fundraising by the Company in which it is to raise at least US$12,000,000. The restricted stock will vest as follows: 20% of the restricted stock will vest on the closing of the Series A Fundraising, and 80% of the restricted stock will vest annually on the anniversary of this agreement in equal amounts over the next four years, or on an accelerated basis upon achievement of certain milestones to be established by you and the Company in consultation with the Remuneration Committee and set forth in the restricted stock agreement. The restricted stock agreement shall contain a “change of control” provision providing for accelerated vesting of all shares of unvested restricted stock immediately upon the happening of a change of control with respect to the Company. The term “fully diluted” means treating any equity securities which are not stock but which are convertible into or exchangeable for or otherwise represent rights to subscribe for or otherwise acquire stock as the requisite number of stock for this purpose and the term equity securities shall include, without limitation, for these purposes stock, shares and any warrants, options or other rights to acquire stock or any other equity security and debt security convertible into stock or any other equity security.

4.10.	All expenses properly incurred in the performance of your duties hereunder and properly vouched shall be reimbursed by the Company. International travel is to be by business class (or equivalent) subject to you using all reasonable endeavours to reduce the cost to the Company.

4.11.	Without prejudice to any other terms of this Agreement, your entitlements under clause 4.9 are subject to your not being in breach of any of the terms of this Agreement as at the date of exercise.

4.12.	You acknowledge that the Group intends to put in place “key man” insurance relating to you for the benefit of the Group and you agree to submit to such examinations and take such other acts or measures as the Company may reasonably require in connection therewith.

5.	Location

Your usual place of work will be at our North Carolina offices. However, the Company reserves the right, and by this contract you hereby agree, to carry out your work at such location as the Company may reasonably require, from time to time.

6.	Hours

You will be expected to work appropriate hours in order to fully carry out your responsibilities, this may include evening or weekend work where necessary.

7.	Annual Leave

You will be entitled to 25 days annual leave together with all statutory holidays. The Company’s holiday year commences on January 1st.

8.	No Obligation to Provide Work

During the continuance of your employment hereunder (including, but not limited to, any period after notice of termination has been served by either party) there shall be no obligation on the Company to require you to work or perform any duties or services for the Company or to provide you with any work and if the Company gives written notice to you requiring you not to work or to perform any duties or services for any given period, then during such period you shall not, without prejudice to the other terms of this Agreement, be entitled to attend at or have access to the offices or documents of the Company or take up any other position of employment or remuneration (save any previously approved by the Board of Directors) provided however that you will continue to be entitled to receive your full remuneration and other benefits in accordance with the terms hereof.

9.	Confidentiality

9.1.	You shall not, except as authorised in writing by the Company or required by your duties, utilise for your own purposes or divulge, publish or reveal to any person, persons, firm or body corporate whatsoever (except to the extent required by law or any competent authority or demonstrably is or becomes publicly known other than through breach by you) any of the trade secrets, secret or confidential operations, processes or dealings or any confidential and proprietary information concerning the organisation, business, finances, customers, inventions, transactions or affairs of the Company or any member of the Group which may come to your knowledge during your employment hereunder. This restriction shall continue to apply after the termination of this Agreement without limit in point of time.

9.2.	You shall not during the continuance of this Agreement make otherwise than for the benefit of the Company any notes or memoranda relating to any matter within the scope of the business of the Company or the Group or concerning any of its dealings or affairs nor shall you either during the continuance of this Agreement use or permit to be used any such notes or memoranda otherwise than for the benefit of the Company, it being acknowledged that all such notes or memoranda made by you shall be the property of the Company.

10.	Protective Covenants

10.1.	You hereby agree that you will not, during the period of your employment hereunder and, in the event that you voluntarily terminate employment with the Company for a period of six months after such voluntary termination, directly on your own account, or on behalf of, or in conjunction with, directly or indirectly, any other person, firm or company:

(i)	canvass, or solicit business (in relation to the Relevant Business at the date of termination of your employment hereunder and during a period of twelve months prior thereto) from any customer of the Group who is a customer of the Group as at the date of termination of your employment or from any customer of the Group with whom you had any business dealings at any time prior to the termination of your employment;

(ii)	canvass or solicit any person who is an employee of the Group at or after the date of termination of this employment, to leave the employment of the Group;

(iii)	be engaged in competition with the business of the Group as carried on by the Group during your employment hereunder or at the date of termination of your employment hereunder, whether on your own account or in partnership or as employee, director or manager for any other person.

10.2.	“Relevant Business” means the business of drug delivery and formulation technologies together with the carrying on or undertaking of such other business trade or activity ancillary thereto and in connection therewith as the Board may deem appropriate and which the Group is undertaking or carrying on at the date of termination of your employment hereunder or during a period of twelve months prior thereto.

10.3.	Nothing in this clause 10 will prevent you from holding shares or debentures quoted on a recognised investments exchange or any registered unit thereof comprising less than 3% of the voting shares of any company or body.

11.	Intellectual Property Rights

11.1.	Any document, memorandum, discovery, invention, process or improvement in procedure (Discovery) made or discovered by you (whether alone or jointly with others) while in the employment of the

Company shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company or such Group company as the Company may nominate for the purpose. You shall, if and whenever required so to do (whether during or after the termination of your employment hereunder), at the expense of the Company apply for or join in applying for letters patent or other equivalent protection in the USA, Ireland and/or any other part of the world for any such discovery, invention, process or improvement as aforesaid and execute and do all instruments and things necessary for vesting the said letters patent, copyright or other equivalent protection when obtained and all right, title and interest to and in the same in the Company (or its nominee) absolutely from the moment of their creation and as sole beneficial owner or in such other person as may be required.

11.2.	For the avoidance of doubt and without prejudice to the entitlements of the Company hereunder or otherwise, it is hereby agreed and acknowledged that all rights and interests in the nature of copyright, trade mark rights and all other rights of an intellectual property nature created by you in pursuance of your duties hereunder shall belong to and be the exclusive property of the Company absolutely from the moment of their creation and you hereby agree to issue such confirmations and enter into such other documents as the Company may request and you hereby irrevocably (and by way of security for your obligations hereunder) appoint the Company to be your attorney in your name and on your behalf to execute and do any such instruments or things and generally to use your name for the purpose of giving to the Company the full benefit of the provisions of this clause.

12.	Severance Clause

Without prejudice to the generality of any clause, you hereby acknowledge and agree that each of the covenants in clauses 9, 10 and 11 of this Agreement constitute entirely separate and independent restrictions on you (notwithstanding that they may be contained in the same clause, sub-clause, paragraph, sub-paragraph, sentence or phrase) and that they are independent, separate and severable and enforceable accordingly and that the duration, extent and application of each of such covenants is no greater than is reasonable and necessary for the protection of the legitimate interests of the Company but that if any such restriction shall be adjudged by any court of competent jurisdiction to be void or unenforceable but would be valid if part of the wording thereof was deleted and/or the period thereof was reduced and/or the geographical area dealt with thereby was reduced the said restriction shall apply within the jurisdiction of that court with such modifications as may be necessary to make it valid, effective and enforceable and shall be deemed to have been amended accordingly so that such provision or provisions shall be construed by such court by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then apply.

13.	Summary Termination

13.1.	The Company may terminate your employment hereunder with immediate effect without compensation (such termination to be without prejudice to any other rights or remedies of the Company in respect of any breach of this Agreement) if you shall at any time:

(i)	commit any material breach of your duties or obligations under or pursuant to this Agreement, or in cases where such breach is capable of remedy, fail to remedy the same within fourteen days of being called upon to do so by the Company;

(ii)	wilfully neglect or fail properly to discharge any of your duties under or pursuant to this Agreement or wilfully neglect or fail to comply with any lawful orders or directions given to you by the Company;

(iii)	be guilty of dishonesty or any grave misconduct in the discharge of your duties hereunder or be convicted of a crime (other than an offence under the road traffic legislation for the time being in force for which a penalty of imprisonment is not enforced); or

(iv)	be absent or unable through illness or injury or other incapacity whatsoever to efficiently and properly discharge in full your duties hereunder for a consecutive period of one hundred and eighty days in any twelve month period.

13.2.	In the event of perceived misconduct, the Company will be entitled to suspend forthwith your employment for a period of up to 3 months in order to consider and investigate the allegation and decide what action or procedure it would be appropriate to adopt. Remuneration shall be paid to you during any such suspension where approved by the Board.

14.	Term and Termination by Notice

Your employment shall be deemed to commence on the date set out in clause 3 and shall continue until terminated in accordance with the terms of this agreement. Your employment may be terminated by the Company at will, without any prior notice and without cause provided that if your employment is terminated without cause (with “cause” being as set out in clause [13.1] above). You will be entitled to a payment equal to six months salary at your then current rate on condition that you sign a general release, in a form satisfactory to the Company, of all claims that you may have against the Company or the Group. Any such payments will be made to you at the same time as you would have received salary payments if you had remained as an employee. You may terminate your employment by giving the Company at least 6 months prior written notice.

15.	Consequences of Termination

15.1.	On termination of the Agreement the Company shall forthwith pay to you all accrued and unpaid remuneration, fees and expenses properly due under the terms of this Agreement.

15.2.	Upon the termination of this Agreement howsoever:

(i)	you shall immediately deliver up to the Company all correspondence, documents, memoranda, papers, computer disks and all other media of electronic storage, writing, credit cards, keys, mobile telephones and other property of the Company which may be in your possession or under your control by reason of this Agreement and shall not retain any copies thereof;

(ii)	you shall not hold yourself out, or represent, to any third party that you have the authority or ostensible authority to represent or to make any commitment on behalf of, or to contractually bind, the Company or the Group.

The termination of this Agreement shall not affect such of the provisions hereof as are expressed to operate or have effect or as are capable of having effect thereafter and shall be without prejudice to any right of action already accrued to either party in respect of any breach of this Agreement by the other party.

16.	Severability

In the event that any of these terms, conditions or provisions, or any part thereof, shall be determined to be invalid, unlawful or unenforceable, such term, condition or provision, or any part thereof, shall be severed from the remaining terms, conditions and provisions which shall continue to be valid to the fullest extent permitted by law.

17.	Waiver

A waiver by either party or any breach of the other party of any of the terms of this Agreement or the acquiescence of such party in any act (whether of commission or omission) which but for such acquiescence would be a breach as aforesaid shall not constitute a general waiver of such term or of any subsequent act contrary thereto.

18.	Independent Advice

You acknowledge that you have been given the opportunity to obtain independent advice as to the meaning and effect of this Agreement.

19.	Law

This Agreement shall be governed by the laws of the State of North Carolina and disputes arising under or about it shall be subject to the exclusive jurisdiction of the Courts of North Carolina.

I should be glad if you would kindly sign the attached copy of this letter and return same to me to confirm your agreement to accept employment subject to the above terms and conditions.

Yours sincerely

/s/ Michael Donnelly
for and on behalf of MERRION PHARMACEUTICALS, INC

ACCEPTANCE

I have read, understood and confirm that I accept employment with Merrion Pharmaceuticals, Inc., subject to the above terms and conditions.

Signed:	/s/ Michael McKenna
Date:	22 July 2004